HEALTHIER CHOICES MANAGEMENT CORP.
THIRD AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

THIRD AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), effective as of February 12, 2021 (the “Date of Grant”), between Healthier Choices Management Corp., a Delaware corporation (the “Company”), and John Ollet (the “Grantee”).
WHEREAS, the Company has adopted the Vapor Corp 2015 Equity Incentive Plan, as amended (the “Plan”), in order to provide incentive compensation to certain employees and directors of the Company and its Subsidiaries;
WHEREAS, the Committee has previously granted to the Grantee an Award of Restricted Stock (as defined in the Plan) (the “Original Grant”) as provided under the Plan to encourage the Grantee’s efforts toward the continuing success of the Company;
WHEREAS, the Original Grant was evidenced by the Restricted Stock Award Agreement dated August 12, 2019 and such agreement was amended and restated as of August 12, 2019 and August 12, 2020 (the “Award Agreement”); and
WHEREAS, the Committee and Grantee have agreed to amend and restate the Award Agreement pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

1.1. The Company has granted to the Grantee an award of 3,000,000,000 shares of Restricted Stock (the “Initial Award”) pursuant to the Original Agreement.  In addition, the Company has granted to the Grantee an award of 300,000,000 shares of Restricted Stock (the “New Award” and together with the Initial Award, the “Award”) in consideration for agreeing to a new vesting schedule for the Awards in accordance with Section 3 hereto.  The shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book entry shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.
1.2. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  This grant and the Award are subject to the terms of the Plan, except as expressly provided herein.

2. Restrictions on Transfer.  The shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.
3. Lapse of Restrictions Generally.  Except as provided in Sections 4, 5 and 6 hereof, all of the shares of Restricted Stock issued hereunder (rounded down to the nearest whole share, if necessary) shall vest, and the restrictions with respect to such Restricted Stock shall lapse, as set forth in the vesting schedule attached as Exhibit A hereto.
4. Effect of Certain Terminations of Employment.  If the Grantee’s employment terminates as a result of the Grantee’s death, retirement or becoming disabled after the Date of Grant, all shares of Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, as of the date of such termination.
5. Effect of Change in Control.  In the event of a Change in Control at any time on or after the Date of Grant, all shares of Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, immediately.
6. Forfeiture of Restricted Stock.  In addition to the circumstance described in Section 9(a) hereof, any and all shares of Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon the termination by the Grantee, the Company or its subsidiaries of the Grantee’s employment for any reason other than those set forth in Section 4 or other than without “Cause” prior to the date on which such shares of Restricted Stock would otherwise vest.  All or any portion of the Restricted Stock may be forfeited by the Grantee prior to vesting at his or her sole discretion.
7. Delivery of Restricted Stock.  A stock certificate with respect to shares attributable to Restricted Stock for which the restrictions have lapsed shall be delivered to the Grantee or the Grantee’s estate, if applicable, as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.
8. Dividends and Voting Rights.  Subject to the terms of the Plan, upon issuance of the Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock; provided, however, that the Grantee shall have no right to receive all dividends or other distributions paid or made with respect thereto until such Restricted Stock has vested.
9. No Right to Continued Employment.  Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.
10. Withholding of Taxes.  Except as otherwise agreed by the Company and Grantee, prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate with respect to shares of Restricted Stock for which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Stock.  By executing and returning this Agreement, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company before such delivery that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Restricted Stock as otherwise provided in this Section 10.
11. Grantee Bound by the Plan.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement, and that he or she has been granted the opportunity to review and consult with advisors on such agreements, and agrees to be bound by all the terms and provisions thereof.
12. Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived by the Company prior to the lapse of restriction.  Notwithstanding the foregoing, no such modification may negatively impact the rights of the Grantee without the Grantee’s written consent.
13. Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
14. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.
15. Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
16. Entire Agreement.  This Agreement and the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.
17. Headings.  The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
18. Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Restricted Stock Award Agreement to be executed by its duly authorized representative and Grantee has executed this Agreement.

HEALTHIER CHOICES MANAGEMENT CORP.

By: /s/ Jeffrey Holman
Name: Jeffrey Holman
Title: CEO

By: /s/ John Ollet
Name: John Ollet

EXHIBIT A
VESTING SCHEDULE

March 31, 2021 – 12.5%
June 30, 2021 – 12.5%
September 30, 2021 – 12.5%
December 31, 2021 –- 12.5%
March 31, 2022 – 12.5%
June 30, 2022 – 12.5%
September 30, 2022 – 12.5%
December 31, 2022 –- 12.5%